                                  AGREEMENT                        EXIHBIT 99.3


The undersigned parties hereby agree as follows:

1) Themis Partners L.P. and Heracles Fund, holders of the outstanding shares (the "Shares") of Series E Convertible Preferred Stock of CoCensys, Inc. (the "Company"), hereby agree to sell to the Company the number of shares set forth below for a price equal to 105% of the sum of the par value thereof plus all accrued dividends thereon through the redemption date:

        Themis Partners L.P. - 349
        Heracles Fund - 523

2) 50% of the Shares to be sold (the "First Tranche) shall be acquired by the Company on May 6, 1999 and the remaining 50% of the Shares to be sold (the "Second Tranche")shall be acquired not later than May 20, 1999; provided however, that the Second Tranche shall be cut back by the dollar value of co-sale rights exercised in connection with the sale of the Company's holdings in Cytovia, Inc.

3) On the closing date for each tranche the Company shall wire transfer to the account of the selling holder the amount to be paid for the Shares being sold, with corresponding debits to the Company's ledger of Shares held by each of Themis Partners L.P. and Heracles Fund.

4) The Company shall continue to use its best efforts to remain listed on NASDAQ and to gain effectiveness of a Registration Statement covering all of the common stock issuable upon conversion of the outstanding Shares and warrants issued in connection therewith, to the extent not currently registered. Penalties related to listing and effectiveness of the Registration Statement remain in full force and effect in accordance with the "Series E Documents" (as defined below).

5) Subject to the exception set forth in the immediately following sentence, from the closing of the First Tranche until 84 calendar days thereafter, the holders will not effect any conversions of the outstanding Shares. The preceding restrictions will be exclusive of conversions that occur (A) on any day the Stock trades at a price greater than or equal to (1) 120% of the then applicable Market Price (as defined in the Certificate of Powers, Designation, Preferences, Rights and Limitations of Series E Convertible Preferred Stock dated June 8, 1998 (the "Series E Certificate") inclusive of any accrued penalties) or (2) $1.00; (B) after a public announcement by the Issuer that it is being sold pursuant to a merger or sale of all or substantially all of its assets, etc.; (C) after a material adverse change in the Issuer's business; (D) after a NASDAQ delisting; or (E) after 39 calendar days from the closing of the First Tranche, if the Registration Statement referred to above is not declared effective.


                                    Page 12 of 17

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6)   Except as expressly set forth in Paragraph 5 of this Agreement, the parties agree that the Securities Purchase Agreement dated June 8, 1998, the Series E Certificate and the Registration Rights Agreement dated June 8, 1998 (collectively, the "Series E Documents") remain in full force and effect without amendment or modification, and each party hereto retains all of its respective rights and obligations thereunder with respect to the outstanding Shares, including, but not limited to, any redemption rights currently or hereafter available to Themis Partners L.P. and Heracles Fund.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed effective April 30, 1999.


COCENSYS, INC.


By:       /s/
   ----------------------------------------
     Robert R. Holmen
     Vice President and General Counsel


THEMIS PARTNERS L.P.
By:  Promethean Investment Group L.L.C.
Its: General Partner

By:       /s/
   ----------------------------------------
     James F. O'Brien, Jr.
     Managing Member

HERACLES FUND
By:  Promethean Investment Group L.L.C.
Its: Investment Advisor

By:       /s/
   ----------------------------------------
     James F. O'Brien, Jr.
     Managing Member


                                    Page 13 of 17